                                                                  Rule 424(b)(3)
                                                              Reg. No. 333-46055


                                BROOKE GROUP LTD.

                      SUPPLEMENT NO. 3 DATED JULY 27, 1998
                        TO PROSPECTUS DATED MAY 29, 1998



                  The Prospectus of Brooke Group Ltd. (the "Company") dated May 29, 1998 relating to the Company's common stock, $.10 par value per share (the "Common Stock"), is hereby supplemented as follows:

                              SELLING STOCKHOLDERS

                  The table set forth on pages 52 to 59 of the Prospectus is supplemented to include information concerning the following additional Selling Stockholders.

                                                                                                           NO. OF SHARES
                                                   SHARES OF COMMON                SHARES OF                 OF COMMON
                                                   STOCK OWNED PRIOR              COMMON STOCK              STOCK OWNED
           SELLING STOCKHOLDERS                       TO OFFERING                BEING OFFERED            AFTER OFFERING(1)
           --------------------                       -----------                -------------            -----------------
Beekman, Beverly                                          34                           34                        0
Blecker, Joan                                             34                           34                        0
Donaldson, Lufkin & Jenrette, Inc.                       337                          337                        0
Hartzmark & Co., Inc. Defined
     Bene Pen/Pl                                         250                          250                        0
Hong Zen Lin Hung                                         34                           34                        0
Miller Family Limited Partnership II                     417                          417                        0
Parish, Lynn M. and Walter J.                             17                           17                        0
Prahalis, Lynn                                            34                           34                        0
Prahalis, Stanley                                         34                           34                        0
Prahalis, Stanley-Family Trust                            34                           34                        0
Stearns, Peter                                            34                           34                        0
Stearns, Peter and Betty                                  67                           67                        0
WAM L.P.                                                  34                           34                        0
Wellens, Beatrice and Richard S.                          34                           34                        0

---------------------
(1) The calculation of the number of shares of the Company's common stock owned after the offering assumes the sale of all shares offered hereby.